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                                                                    EXHIBIT 99.1


COLUMBIA BANCORP                                                    NEWS RELEASE
401 E. Third Street, Suite 200
The Dalles, OR  97058           CONTACTS: ROGER L. CHRISTENSEN, CEO 541-298-6633
541/298-6649                                   GREG B. SPEAR , CFO, 541-298-6612

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               COLUMBIA BANCORP ANNOUNCES BLOCK PURCHASE OF STOCK

The Dalles, Oregon -- November 21, 2002, Columbia Bancorp (NASDAQ: CBBO), the Board of Directors of Columbia Bancorp ("Columbia") approved the purchase of a block of Columbia Common Stock on November 15, 2002. The block consists of 328,422 shares, to be purchased at a price of $12.25 per share, for a total purchase price of $4,023,169.50. The purchase will be consummated on or before November 26, 2002. D. A. Davidson & Co. is acting as broker on behalf of the seller, the Estate of the late George Layman.

        Columbia authorized the repurchase because it believes that the present market price of its Common Stock does not accurately represent Columbia's underlying value, and that the purchase constitutes a sound investment use of Columbia's funds.

        Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 16 branches located in The Dalles (2), Hood River, Bend (2), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale and White Salmon, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Group and brokerage services through its affiliations CRB Financial Services. In addition, Columbia Bancorp's news releases, 10-Qs and 10-Ks for the last twelve months are available via Fax-on-Demand. Call 1-800-683-0074 to request documents.

        This Press Release may contain forward-looking statements with respect to the financial condition, results of operations and the business of Columbia and its subsidiaries, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include, without limitation, the local economic climate, the impact of competition on revenues and margins, and other risks and uncertainties as may be detailed from time to time in public announcements. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Columbia does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Press Release, or to reflect the occurrence of unanticipated events.

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